Exhibit 99.1

Genetronics Acquires Inovio AS

Expands Intellectual Property in Electroporation of DNA

SAN DIEGO and OSLO, Norway, January 26, 2005 — Genetronics Biomedical Corp. (Amex: GEB — News), a late stage developer of oncology and other therapies using electroporation to deliver drugs and nucleic acids, announced today the acquisition of Oslo-based Inovio AS, a leader in patented gene delivery technology for the most efficient, nonviral method for gene transfer to skeletal muscles. Inovio’s use of electroporation for gene therapy and DNA vaccines is a complement to Genetronics’ existing electroporation therapy program. The acquisition expands Genetronics’ intellectual property in electroporation, expands the number of agreements with major pharmaceutical companies, and provides for the near-term initiation of a Phase I/II DNA vaccine clinical trial.

The deal includes cash in Inovio’s treasury of approximately $775,000 and approximately $2.0M in current and anticipated appropriations for biodefense research from the US Army and other committed grants. The share purchase agreement consists of $3M in cash, $7M in Genetronics stock, and potential additional share payments given the achievement of certain revenue milestones. In addition, Iacob Mathiesen, Ph.D., Inovio’s CEO, will serve as Executive Director, Gene Delivery of Genetronics.

“This is a perfect strategic fit as we increase our licensing activities in the area of DNA therapies involving intramuscular electroporation for application to vaccines and immunotherapy,” said Avtar Dhillon, M.D., Genetronics’ President and CEO. “Together with Dr. Mathiesen and his team, we will promote and advance gene-based collaborations with existing and new partners. We anticipate that license revenue from our DNA delivery technology will be increasingly important in creating additional value for our shareholders.”

“I am delighted to bring our technology and products to Genetronics, the market leader in electroporation-based therapies,” noted Iacob Mathiesen, Ph.D., Inovio’s CEO. “Genetronics is in an enviable position to enable the advancement of DNA vaccinations and gene therapy, and I am certain that the company will play a prominent role in this promising and rapidly growing area.”

About Genetronics Biomedical Corporation

Genetronics Biomedical Corporation is a late stage biomedical company focused on building an oncology franchise based on its proprietary electroporation therapy. The therapy targets a significant unmet clinical need: the selective killing of cancer cells and local ablation of solid tumors while preserving healthy tissue. The company is moving its lead product, the MedPulser® Electroporation Therapy System, through pre-marketing studies for head and neck cancer and skin cancer in Europe, where it has CE Mark accreditation, and a Phase III pivotal study for recurrent head and neck cancer in the U.S. Merck, Vical, Chiron, the US Navy, and other partners are employing Genetronics’ electroporation technology, which enhances local delivery and cellular uptake of a number of biopharmaceuticals, in their development of novel DNA vaccines and gene therapies. Genetronics is a leader in electroporation, with over 240 patents worldwide that are issued, allowed or pending. More information can be obtained at www.genetronics.com.

This press release contains certain forward-looking statements relating to Genetronics’ plans to develop its electroporation drug and gene delivery technology and to maximize shareholder value. Actual events or results may differ from Genetronics’ expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of Genetronics’ technology by potential corporate partners, and capital market conditions, and others set forth in the Genetronics Annual Report, on Form 10-K for the twelve-month period ended December 31, 2003, and the Form 10-Q for the nine-month period ended September 30, 2004, and other regulatory filings. There can be no assurance that any product in the Genetronics product pipeline will be successfully developed or manufactured, or that final results of human pilot studies or clinical studies will be supportive of regulatory approvals required to market licensed products. The American Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.